Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Nubia Brand International Corp. (the “Company”) on Amendment No. 3 to Form S-1 (File No. 333-261114) of our report dated September 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Nubia Brand International Corp. as of August 17, 2021 and for the period from June 14, 2021 (inception) through August 17, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Hartford, CT

December 23, 2021